Exhibit 10.2

111 Duke Street, Suite 5000 Montréal, Québec, H3C 2M1 Canada T 514-875-2160 resolutefp.com

March 19, 2012

Mr. Jacques Vachon

484 Wood Avenue

Westmount, Quebec

H3Y 3J2

Re:	Terms and Conditions of Employment between Jacques Vachon and AbitibiBowater Inc.

Dear Jacques,

I am pleased to confirm our offer of employment regarding the position of Senior Vice President, Corporate Affairs and Chief Legal Officer in Resolute Forest Products, effective March 1, 2012.

The terms and conditions, as it applies to your compensation package, are described below:

Annual Base Salary

Your base salary has been increased, effective February 3, 2012, to an annual rate of CDN$325,000, payable in semi-monthly installments less applicable deductions. The semi-monthly installments will be deposited directly into your personal bank account.

Position Classification

Your position of Senior Vice President, Corporate Affairs and Chief Legal Officer, will be classified in Grade 43 under Resolute Forest Products’ Job/Salary Structure.

Short Term Incentive

You are eligible to incentive awards pursuant to short term incentive plans adopted by the Company from time to time. For 2012, any payout under the 2012 Short Term Incentive Plan will be calculated using an incentive target of 100% of your annual base salary, provided that the overall maximum incentive payout pursuant to this Plan may not exceed 7% of the free cash flow generated by the Company in 2012.

Long Term Incentive

You are eligible to receive grants under the AbitibiBowater Inc. 2010 Equity Incentive Plan, as determined by the Board of Directors from time to time, at its discretion. The target award for your job grade is current set at 125% of your annual base salary. Note that the Company has adopted Stock Ownership Guidelines. Pursuant to these guidelines, you are required to hold the equivalent of 2.5 times your annual base salary in Company stock. Please refer to the attached for more details.

111 Duke Street, Suite 5000 Montréal, Québec, H3C 2M1 Canada T 514-875-2160 resolutefp.com

Pension Plan

Your participation in the AbiBow DC Pension Plan and DC Make Up Program remains unchanged. As previously communicated, the AbitibiBowater 2010 DC Supplemental Executive Retirement Plan will be liquidated in the coming months and you are covered by the Security Protocol with respect to your benefits accrued under the AbitibiBowater 2010 Canadian DB Supplemental Executive Retirement Plan.

Health and Insurance Benefits

Your participation under the Company’s Health and Insurance Benefits through our Canadian FlexBenefits program remains unchanged.

Vacation

Effective January 1, 2012, you will be eligible to take 5 weeks of paid vacation per year, in accordance with the Company’s 2012 Vacation Policy.

Other Benefits

You will continue to be eligible to a company-paid parking and to receive a perquisite allowance of CDN$12,000 per year. Also, you and your spouse are eligible for an annual medical examination, up to $1,500 each. In addition, medical referral, including vaccination, for yourself, your spouse or a dependent child, is covered up to $1,000 per calendar year.

I look forward to your formal acceptance of this offer.

/s/ Richard Garneau
Richard Garneau
President and Chief Executive Officer

I have read the herein letter and hereby accept these terms and conditions.

/s/ Jacques Vachon	March 29, 2012
Jacques Vachon	Date